Exhibit 99. 1

Contact:

Targeted Genetics Corporation

Courtney Self

206.521.7392

TARGETED GENETICS REPORTS SECOND QUARTER 2003

FINANCIAL RESULTS

Scientific Progress and Completed Financing Highlight Quarter

Seattle, WA—July 31, 2003—Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the second quarter of 2003. As previously announced, the Company will hold a conference call with analysts at 10:30 AM EDT today. The call will be broadcast live over the Internet and can be accessed, along with replay information, at www.targetedgenetics.com.

“One of Targeted Genetics’ top priorities in 2003 has been to secure additional funding to strengthen our financial position. During the second quarter, the Company raised $17.5 million through the sale of 7.8 million shares of our common stock in a public offering. Net offering proceeds of $16.1 million will provide additional capital to support current operations and ongoing efforts in our cystic fibrosis, AIDS vaccine and arthritis programs,” said Todd E. Simpson, chief financial officer of Targeted Genetics. “This additional funding contributes to our ability to meet our overall scientific and business goals while we continue to pursue various opportunities to further strengthen our financial position.”

For the quarter ended June 30, 2003, the Company reported a net loss of $6.9 million, or $0.13 per common share, compared to a net loss of $6.4 million, or $0.15 per common share for the second quarter of 2002. For the six months ended June 30, 2003, the Company reported a net loss of $7.7 million, or $0.15 per common share, compared to a net loss of $12.8 million, or $0.29 per common share for the same period in 2002.

Revenue for the second quarter of 2003 was $2.1 million compared to $4.6 million for the second quarter of 2002. Revenue for the six months ended June 30, 2003, was $7.7 million compared to $10.0 million for the same period in 2002. The decrease in revenue for the six months ended June 30, 2003 reflects lower revenue earned under the Company’s AIDS collaboration with the International AIDS Vaccine Initiative (IAVI) reflecting the completion of certain development activities as the program progresses toward the initiation of human clinical trials expected to begin later in 2003. Revenue for the three and six months ended June 30, 2003 also reflects the completion of work activities in 2002 under former collaborations with Wyeth, Celltech, Inc. and Emerald Gene Systems, Ltd. However, revenue for the six months ended June 30, 2003, includes $3.9 million related to the termination of the collaboration with Wyeth earned in the first quarter of 2003.

Recent highlights include:

•	Completing a $17.5 million public offering of common stock;

•	Securing a collaborative partnership with the Cystic Fibrosis Foundation to advance the Company’s cystic fibrosis (CF) product development program;

•	Initiating a confirmatory Phase IIb clinical trial in CF patients;

•	Presenting the full analysis of the most recent Phase II CF clinical trial at the annual meeting of the American Society of Gene Therapy (ASGT), confirming clean safety profile and improvements in lung function;

•	Presenting positive preclinical data from the Company’s AIDS vaccine program at ASGT, highlighting a clean safety profile and T-cell and antibody response to support a clinical trial;

•	Presenting encouraging preclinical data from the Company’s arthritis program at ASGT, demonstrating a clean safety profile to support a clinical trial;

•	Presenting additional preclinical data from the Company’s oncology program at ASGT, highlighting improved targeting ability of its proprietary lipid-based delivery vector; and

•	Expanding intellectual property portfolio with a new patent related to a cost-effective approach to large-scale manufacturing of the Company’s leading gene delivery technology, adeno-associated virus (AAV) vectors.

“Targeted Genetics continued to demonstrate steady progress in the advance of its clinical development programs during the second quarter of 2003,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “Throughout the remainder of 2003, we look forward to advancing our AIDS vaccine program into the clinic and expect to initiate a Phase I clinical trial in humans. We also plan to submit regulatory filings to begin a clinical program in arthritis as well.”

Operating expenses for the second quarter of 2003 decreased to $8.7 million, compared to $10.9 million for the second quarter in 2002. This decrease reflects a 43 percent decrease in research and development expenses to $4.3 million for the second quarter of 2003 from $7.6 million for the second quarter in 2002. Similarly, general and administrative expenses for the second quarter of 2003 decreased 37 percent to $1.4 million from $2.3 million for the same period in 2002. Operating results in the second quarter also reflect a $2.9 million charge related to lease termination costs associated with a leased facility located in Bothell, Washington. This charge represents a revision to previous estimates of the time it will take to secure a sublease tenant, the expected lease rates that a sublease tenant may pay, and the brokerage costs associated with securing a sublease tenant.

Operating expenses for the six months ended June 30, 2003 decreased to $14.8 million, compared to $22.5 million for the same period in 2002. Research and development expenses decreased 44 percent to $8.9 million for the six months ended June 30, 2003 from $15.9 million for the same period in 2002. Similarly, general and administrative expenses for the six months ended June 30, 2003 decreased 40 percent to $2.8 million from $4.7 million for the same period in 2002.

The Company’s equity in the net loss of Emerald Gene Systems was zero in 2003, compared to $833,000 for the three months ended June 30, 2002 and $1.6 million for the six months ended June 30, 2002 as the joint venture operations were completed in the third quarter of 2002.

As of June 30, 2003, the Company had $24.8 million in cash and cash equivalents, as compared to $12.6 million at December 31, 2002. In addition, the Company expects to receive additional collaborative funding of up to $4.0 million during 2003 under its collaborations with Biogen and IAVI. The Company believes that its cash and cash equivalents, plus $4 million in funding anticipated under its collaborations, will be sufficient to fund operations through at least the end of 2004. In addition, under an equity purchase commitment with Biogen that expires on September 15, 2003, the Company can issue up to approximately 2.5 million shares of its common stock at a price that is equal to a ten-day average trading price of its common stock.

Targeted Genetics develops gene therapy products for treating acquired and inherited diseases. The Company has a lead clinical product development program targeting cystic fibrosis and a promising pipeline of product candidates focused on arthritis, an AIDS vaccine, hemophilia and cancer. The Company has a broad platform of gene delivery technologies as well as a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation, please visit the Company’s web site at http://www.targetedgenetics.com.

NOTE:    This release contains forward-looking statements regarding our projected financial resources, anticipated clinical trials and regulatory filings and anticipated data from our clinical and preclinical programs. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from expectations for a number of reasons, including failure of our partners to provide funding, our failure to make progress with our clinical trials, our failure to obtain positive results from our preclinical programs, our failure to obtain regulatory approvals and the other risks described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our quarterly report on Form 10-Q for the quarter ended March 31, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change expectation.

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TARGETED GENETICS CORPORATION

(in thousands, except per share information)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Statement of Operations Information:
Revenue:
Collaborative agreements	$2,053	$3,818	$7,692	$8,349
Collaborative agreements with affiliates	—	775	—	1,614

Total revenue	2,053	4,593	7,692	9,963
Operating expenses:
Research & development	4,327	7,634	8,869	15,931
General & administrative	1,438	2,270	2,774	4,665
Restructure charges	2,899	—	3,180	—
Equity in loss of joint venture	—	833	—	1,611
Amortization of intangibles	—	127	—	253

Total operating expenses	8,664	10,864	14,823	22,460

Loss from operations	(6,611)	(6,271)	(7,131)	(12,497)
Investment income	56	139	108	226
Interest expense	(360)	(305)	(722)	(572)

Net loss	$(6,915)	$(6,437)	$(7,745)	$(12,843)

Net loss per common share	$(0.13)	$(0.15)	$(0.15)	$(0.29)

Shares used in computation of net loss per common share	51,694	44,159	51,133	44,148

TARGETED GENETICS CORPORATION

(in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
Balance Sheet Information:
Cash and cash equivalents	$24,752	$12,606
Other current assets	580	1,622
Property and equipment, net	4,093	5,520
Other assets	32,889	32,965

Total assets	$62,314	$52,713

Current liabilities	$11,142	$11,282
Long-term obligations and other liabilities	24,090	22,770
Preferred stock and minority interest	750	12,765
Shareholders’ equity	26,332	5,896

Total liabilities and shareholders’ equity	$62,314	$52,713